                       Renewal of Distribution Agreement
                       ---------------------------------

This Agreement made this 30th day of July, 1999 by and between Nuveen Investment Trust III, a Massachusetts business trust (the "Fund"), and John Nuveen & Co. Incorporated, a Delaware corporation (the "Underwriter");

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the "Agreement") pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 1, 1999 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Directors of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 1, 2000 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement, the parties hereto do hereby continue the Agreement in effect until August 1, 2000 and ratify and confirm the Agreement in all respects.


                                   NUVEEN INVESTMENT TRUST III

                                      /s/ Gifford R. Zimmerman
                                   By:___________________________
                                      Vice President

ATTEST:

/s/ Karen Healy
_________________________
Assistant Secretary


                                   JOHN NUVEEN & CO. INCORPORATED

                                      /s/ Larry Martin
                                   By:___________________________
                                      Vice President

ATTEST:

/s/ Nicholas Dalmaso
_________________________
Assistant Secretary